Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Net Income Per Share of $0.55 versus

$2.25 Prior Year, and Core Operating Income Per Share of $2.68

versus $2.54 Prior Year; Consolidated Net Premiums Written of

$8.0 Billion, Up 9.1%, or 9.5% in Constant Dollars

•

Net income was $252 million versus $1,040 million prior year, and core operating income was $1,220 million versus $1,170 million prior year. The quarter was marked by financial market volatility in the credit, equity and foreign exchange markets, which impacted net income.

•	P&C net premiums written were $7.3 billion, up 8.9%, or 9.3% in constant dollars.

•

P&C underwriting income was $778 million, up 9.3%, leading to a P&C combined ratio of 89.1% compared with 89.2% prior year, and a P&C current accident year combined ratio excluding catastrophe losses of 87.5% compared with 88.5% prior year.

•

Global P&C underwriting income, which excludes Agriculture, was $764 million, up 19.5%, leading to a Global P&C combined ratio of 89.2% compared with 90.2% prior year, and a current accident year combined ratio excluding catastrophe losses of 87.4% compared with 88.6% prior year.

•	Pre-tax net investment income was $861 million, up 3.1%, and adjusted net investment income was $893 million, up 1.3%.

•

Book and tangible book value per share decreased 5.5% and 7.5%, respectively, for the quarter, due to the mark-to-market impact from financial market volatility in the company’s investment and variable annuity reinsurance portfolios and from unfavorable foreign currency movement. The company believes this market price-driven impact will in all likelihood be largely transient. As of Monday, April 20, 2020, the mark had substantially recovered.

•

Pre-tax catastrophe losses were $237 million in the quarter, including $224 million from global weather-related events and $13 million related to the COVID-19 global pandemic, which will be tracked as a separate ongoing catastrophe event.

•

While there was no significant impact on core operating income in the first quarter relating to the COVID-19 global pandemic, the company anticipates that this global catastrophe event will have a meaningful impact on revenue as well as net and core operating income in the second quarter and potentially future quarters as a result of an increase in insurance claims due to both the pandemic and recessionary economic conditions.

ZURICH – April 21, 2020 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2020 of $252 million, or $0.55 per share, compared with $1,040 million, or $2.25 per share, for the same quarter last year. Core operating income was $1,220 million, or $2.68 per share, compared with $1,170

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Chubb Limited News Release

million, or $2.54 per share, for the same quarter last year. The quarter was marked by financial market volatility in the credit, equity and foreign exchange markets, which impacted net income and book value. Book and tangible book value per share decreased 5.5% and 7.5%, respectively, from December 31, 2019 and now stand at $115.64 and $72.29, respectively. Book value was unfavorably impacted by total after-tax net realized and unrealized losses of $3.7 billion, including $2.2 billion in the investment portfolio. Even with these mark-to-market losses, the investment portfolio remained at an unrealized gain position at March 31, 2020. The company believes this market price-driven impact, based on the last day of the quarter, will in all likelihood be largely transient and will accrete back to book value over time. As of Monday, April 20, 2020, the mark had improved by about $1.7 billion pre-tax since March 31. Book value was unfavorably impacted by the negative mark in the company’s variable annuity reinsurance portfolio of $560 million. This is purely a mark-to-market adjustment that the company believes, in all likelihood, is also transient, required because the transactions are deemed to be derivatives for accounting purposes. Foreign exchange also unfavorably impacted book value by $896 million. The foreign exchange impact is also a point-in-time mark-to-market valuation adjustment and does not affect the capital position of the company’s foreign operating units.

The property and casualty (P&C) combined ratio was 89.1% and the Global P&C combined ratio, which excludes Agriculture, was 89.2%. Annualized ROE and core operating ROE were 1.9% and 9.4%, respectively. Annualized core operating return on tangible equity was 15.1%.

Chubb Limited

First Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2020	2019	Change	2020	2019	Change
Net income	$252	$1,040	(75.8)%	$0.55	$2.25	(75.6)%
Chubb integration expenses, net of tax	—	2	NM	—	0.01	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	22	33	(33.3)%	0.05	0.07	(28.6)%
Adjusted net realized (gains) losses, net of tax	946	95	NM	2.08	0.21	NM
Core operating income, net of tax	$1,220	$1,170	4.2%	$2.68	$2.54	5.5%

For the three months ended March 31, 2020 and 2019, the tax expenses (benefits) related to the table above were nil and $(1) million, respectively, for Chubb integration expenses; $(5) million and $(8) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $(17) million and $(5) million, respectively, for adjusted net realized gains and losses; and $237 million and $202 million, respectively, for core operating income.

Realized losses of $946 million after tax principally comprised $560 million related to the negative mark-to-market impact on the company’s variable annuity reinsurance portfolio; $129 million related to the adoption of new accounting guidance that required the acceleration of certain mark-to-market losses on fixed maturities, previously classified as unrealized losses, as realized losses; $103 million of impairment related to

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Chubb Limited News Release

certain securities the company intended to sell subsequent to quarter end; $71 million of foreign exchange losses; and $83 million of other realized losses.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had a very good first quarter that demonstrated the underlying health and strength of our company as we entered this period of the COVID-19 global pandemic. Core operating income per share of $2.68 was up 5.5% from prior year, and our underwriting results were highlighted by a P&C combined ratio of 89.1%. We grew P&C premiums globally 9.3% in constant dollars as we continued to benefit from improved rate to exposure, particularly in our commercial P&C business – a positive and necessary trend that continued into April.

“The coronavirus is delivering a severe blow to the global economy. How long and how deep is unknown. It will have a major impact on the global insurance industry in terms of both losses and revenue. For Chubb, we expect our premium growth momentum to be impacted for a period as insurance exposures in important areas shrink. This will be an earnings event for our company; our balance sheet and liquidity remain strong.

“Insurance has an important role to play in society and in the economy, and at Chubb we are doing our job to support our customers, employees and business partners, all of whom rely on us. We are operating day to day at a very high level globally and I am confident Chubb will weather this difficult time and emerge stronger.

“As the U.S. gains better control over the virus and we look forward to reopening the economy, the ability to test, digitally trace and isolate is fundamental to suppressing the spread of the virus while returning to more normal economic and social activity. It is also important at this time that we do not add unnecessarily to the great uncertainty we are already experiencing. To that end, we should prevent self-inflicted harm from government attempts to force insurers to retroactively pay uncovered business interruption claims, which is simply unconstitutional.”

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Chubb Limited News Release

Operating highlights for the quarter ended March 31, 2020 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q1 2020	Q1 2019	Change
P&C
Net premiums written (increase of 9.3% in constant dollars)	$7,332	$6,734	8.9%
Underwriting income	$778	$712	9.3%
Combined ratio	89.1%	89.2%
Current accident year underwriting income excluding catastrophe losses	$897	$758	18.4%
Current accident year combined ratio excluding catastrophe losses	87.5%	88.5%

Global P&C (excludes Agriculture)
Net premiums written (increase of 9.1% in constant dollars)	$7,175	$6,604	8.6%
Underwriting income	$764	$639	19.5%
Combined ratio	89.2%	90.2%
Current accident year underwriting income excluding catastrophe losses	$889	$744	19.5%
Current accident year combined ratio excluding catastrophe losses	87.4%	88.6%

North America Agricultural Insurance
Net premiums written	$157	$130	21.2%
Underwriting income	$14	$73	(80.5)%
Combined ratio	84.8%	NM
Current accident year underwriting income excluding catastrophe losses	$8	$14	(37.6)%
Current accident year combined ratio excluding catastrophe losses	90.9%	83.9%

•	Consolidated net premiums earned increased 9.2%, or 9.6% in constant dollars, and P&C net premiums earned increased 8.9%, or 9.3% in constant dollars.

•

Total pre-tax and after-tax catastrophe losses were $237 million (3.3 percentage points of the combined ratio) and $199 million, respectively, compared with $250 million (3.8 percentage points of the combined ratio) and $201 million, respectively, last year. The catastrophe losses in the current quarter included $13 million pre-tax related to the COVID-19 global pandemic, which will be tracked as a separate ongoing catastrophe event.

•

Total pre-tax and after-tax favorable prior period development were $118 million (1.7 percentage points of the combined ratio) and $94 million, respectively, compared with $204 million (3.1 percentage points of the combined ratio) and $161 million, respectively, last year. The current quarter included a $14 million benefit from crop insurance related to the 2019 crop year, compared with $61 million in the prior year related to the 2018 crop year.

•	Pre-tax net investment income was $861 million, up 3.1%, and adjusted net investment income was $893 million, up 1.3%.

•	Operating cash flow was $1.7 billion.

•

Share repurchases totaled $326 million during the quarter at an average purchase price of $143.67 per share. Given the current economic environment and to preserve capital for both risk and opportunity, the company has suspended further share repurchases indefinitely.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2020 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q1 2020	Q1 2019	Change
Total North America P&C Insurance
Net premiums written	$4,516	$4,137	9.2%
Combined ratio	85.8%	86.4%
Current accident year combined ratio excluding catastrophe losses	85.2%	86.0%

North America Commercial P&C Insurance
Net premiums written	$3,252	$2,951	10.2%
Major accounts retail and excess and surplus (E&S) wholesale	$1,874	$1,712	9.4%
Middle market and small commercial	$1,378	$1,239	11.2%
Combined ratio	86.8%	86.6%
Current accident year combined ratio excluding catastrophe losses	86.5%	87.8%

North America Personal P&C Insurance
Net premiums written	$1,107	$1,056	4.8%
Combined ratio	83.0%	91.5%
Current accident year combined ratio excluding catastrophe losses	81.2%	81.1%

North America Agricultural Insurance
Net premiums written	$157	$130	21.2%
Combined ratio	84.8%	NM
Current accident year combined ratio excluding catastrophe losses	90.9%	83.9%

Overseas General Insurance
Net premiums written	$2,598	$2,395	8.5%
Net premiums written in constant dollars			9.7%
Combined ratio	93.5%	92.3%
Current accident year combined ratio excluding catastrophe losses	89.8%	91.3%

•

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.3 percentage points due to a 0.8 percentage point decrease in the loss ratio and a 0.5 percentage point decrease in the expense ratio.

•

North America Agricultural Insurance: Net premiums written increased $27 million, up 21.2%, principally from higher year-over-year crop premiums, reflecting less premiums returned to the U.S. government based on premium-sharing formulas. The current accident year combined ratio excluding catastrophe losses increased 7.0 percentage points, reflecting an increase in the loss ratio of 5.1 percentage points and an increase in the expense ratio of 1.9 percentage points. The increase in the loss ratio was principally due to higher underlying losses of $3 million in the commercial agriculture P&C business, or 2.8 percentage points, and a $2 million loss from crop derivatives, or 1.7 percentage points. The net premiums earned in the commercial agriculture P&C business was $56 million in the first quarter of 2020, and was $207 million for full-year 2019. The increase in the expense ratio reflected a

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reduction in the current year administrative and operating reimbursements on the crop insurance business.

•

Global Reinsurance: Net premiums written were $218 million, up 8.4%, reflecting unfavorable premium adjustments in the prior year. The combined ratio was 76.1% compared with 76.8% prior year. The current accident year combined ratio excluding catastrophe losses was 80.0%, compared with 81.5% prior year.

•

Life Insurance: Net premiums written were $645 million, up 11.4%, principally reflecting the company’s expanded presence in Chile and growth in the Asian international life operations. International life insurance net premiums written and deposits collected increased 34.6%. Segment income was $94 million, up 10.6%, or $9 million, including $4 million from the operations in Chile. International life insurance segment income was $45 million, up 30.7%.

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2020, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Wednesday, April 22, 2020 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-254-3590 (within the United States) or 323-794-2551 (international), passcode 2196291. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, May 6, 2020 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

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Chubb Limited News Release

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 33,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $32 million in Q1 2020. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Chubb integration expenses, income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income (loss) excluding catastrophe losses is underwriting income (loss) adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income includes underwriting income (loss), adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Chubb integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt and Chubb integration expenses due to the size and complexity of this acquisition.

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These integration expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized financial measures. The numerator includes core operating income, net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

Current accident year combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD from the combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See the reconciliation of Non-GAAP Financial Measures on pages 26-30 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2020 performance and the impact of the COVID-19 pandemic, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2020	December 31 2019

Assets
Investments	$105,284	$109,234
Cash	1,512	1,537
Insurance and reinsurance balances receivable	10,058	10,357
Reinsurance recoverable on losses and loss expenses	14,898	15,181
Goodwill and other intangible assets	20,873	21,359
Other assets	20,502	19,275

Total assets	$173,127	$176,943

Liabilities
Unpaid losses and loss expenses	$62,214	$62,690
Unearned premiums	16,459	16,771
Other liabilities	42,257	42,151

Total liabilities	$120,930	$121,612

Shareholders’ equity
Total shareholders’ equity	52,197	55,331

Total liabilities and shareholders’ equity	$173,127	$176,943

Book value per common share	$115.64	$122.42
Tangible book value per common share	$72.29	$78.14
Book value per common share excluding cumulative translation losses (1)	$121.76	$126.71
Tangible book value per common share excluding cumulative translation losses (1)	$76.13	$81.16

(1)

Cumulative translation losses were $2.8 billion in 2020 ($1.8 billion on tangible and $1.0 billion on intangible net assets) and $1.9 billion in 2019 ($1.3 billion on tangible and $0.6 billion on intangible net assets).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended
	March 31
	2020	2019
Gross premiums written	$9,752	$9,111
Net premiums written	7,977	7,313
Net premiums earned	7,794	7,137
Losses and loss expenses	4,485	4,098
Policy benefits	129	196
Policy acquisition costs	1,615	1,464
Administrative expenses	741	710
Net investment income	861	836
Net realized gains (losses)	(958)	(97)
Interest expense	132	140
Other income (expense):
Gains (losses) from separate account assets	(56)	30
Other	1	9
Amortization of purchased intangibles	73	76
Chubb integration expenses	—	3
Income tax expense	215	188

Net income	$252	$1,040

Diluted earnings per share:
Net income	$0.55	$2.25
Core operating income	$2.68	$2.54

Weighted average diluted shares outstanding	454.5	461.5

P&C combined ratio
Loss and loss expense ratio	59.8%	59.3%
Policy acquisition cost ratio	20.0%	20.3%
Administrative expense ratio	9.3%	9.6%

P&C combined ratio	89.1%	89.2%

P&C underwriting income	$778	$712

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